Exhibit 99.1

MediaCo Holding Inc. Divests
Fairway Outdoor to Lamar

For Immediate Release
December 12, 2022

New York, NY – MediaCo Holding Inc. (“MediaCo”) (NASDAQ: MDIA) announced today that it has divested the assets of Fairway Outdoor LLC, its out-of-home advertising division located across the eastern United States, to Lamar Advertising Company (“Lamar”) (NASDAQ: LAMR) for $78.6 million.

The sale included more than 3,500 analog and digital billboard faces in Georgia, Kentucky, Alabama, Florida, West Virginia, South Carolina, and Ohio. Drachman M&A Co. represented Fairway in the transaction.

MediaCo’s President, Chief Operating Officer and General Counsel, Bradford Tobin, described the deal as the realization of a successful investment in the out-of-home space. “We are pleased to come to terms with Lamar. Our team will continue to focus on our outstanding media properties, and we will be watching for other opportunities to apply our vision and operating philosophy to generate growth.”
With the proceeds from the sale of the billboard division, MediaCo is able to fully pay off its senior secured credit facility of approximately $68 million and utilize excess proceeds for working capital. Its Chief Financial Officer, Ann Beemish noted the transaction allows the company to, “deleverage the balance sheet and increase financial flexibility with the reduction of interest expense and increase to free cash flow generation. This further ensures our incredible team is positioned to further drive shareholder value.”

Morgan, Lewis & Bockius LLP served as legal counsel to MediaCo Holding Inc. while Kean Miller LLP represented Lamar.

ABOUT MEDIACO: MediaCo Holding Inc. (“MediaCo”) is a publicly listed media company (NASD: MDIA) that super-serves communities throughout the country. MediaCo owns and operates two iconic radio stations in New York City, HOT 97 (WQHT-FM) and WBLS-FM, which boast extensive digital reach across the US. The company primarily generates revenue from advertising sales, program syndication and live events.